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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2011

BLUEGREEN CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	001-09292	03-0300793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4960 Conference Way North, Suite 100 Boca Raton, Florida		33431
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 912-8000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 11, 2011, Bluegreen Corporation (“Bluegreen”) entered into a definitive merger agreement with BFC Financial Corporation (“BFC”) and BXG Florida, LLC, a newly formed indirect wholly-owned subsidiary of BFC. Pursuant to the terms of the agreement, upon consummation of the merger contemplated thereby and subject to the terms and conditions thereof, Bluegreen will become a wholly-owned subsidiary of BFC. Under the terms of the agreement, which has been approved by a special committee comprised of Bluegreen’s independent directors as well as the boards of directors of both BFC and Bluegreen, holders of Bluegreen’s common stock (other than BFC, which currently beneficially owns approximately 52% of the issued and outstanding shares of Bluegreen’s common stock) will be entitled to receive eight shares of BFC’s Class A Common Stock for each share of Bluegreen’s common stock that they hold at the effective time of the merger. The shares of Bluegreen’s common stock held directly or indirectly by BFC will be canceled in the merger.

The consummation of the merger is subject to a number of closing conditions, including the approval of both Bluegreen’s and BFC’s shareholders and the listing of BFC’s Class A Common Stock on a national securities exchange at the effective time of the merger. The merger agreement provides for all six of the directors of Bluegreen who are not also directors of BFC to be appointed to BFC’s board of directors at the effective time of the merger. The merger agreement also contains other representations, warranties and covenants on the part of BFC and Bluegreen which are believed to be customary for transactions of this type. The companies currently expect to consummate the merger in the first half of 2012.

Alan B. Levan, Chairman, Chief Executive Officer and President of BFC, and John E. Abdo, Vice Chairman of BFC, have served as Chairman and Vice Chairman, respectively, of Bluegreen’s board of directors since May 2002.

The foregoing description of the merger agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

Prior to the opening of trading on November 14, 2011, Bluegreen issued a press release announcing its entry into the merger agreement. A copy of the press release is furnished as Exhibit 99.1 hereto. The information contained in the press release shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor will such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as may be expressly set forth by specific reference in any such filing.

Additional Information and Where to Find it

BFC will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4, in which a joint proxy statement/prospectus concerning the merger will be included. The joint proxy statement/prospectus will be sent to the shareholders of BFC and Bluegreen, who are advised to read the joint proxy statement/prospectus when it is finalized and distributed because it will contain important information. Shareholders of BFC and Bluegreen will be able to obtain a copy of the joint proxy statement/prospectus and other relevant documents filed with the SEC free-of-charge from the SEC’s web site at www.sec.gov or by directing a request by mail to BFC Corporate Secretary, 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309, or by calling 954-940-4900.

BFC, Bluegreen and certain of their directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders in connection with the merger. Information concerning the interests of the persons who may be considered “participants” in the solicitation as well as additional information concerning BFC’s and Bluegreen’s directors and executive officers will be set forth in the joint proxy statement/prospectus relating to the merger. Information concerning BFC’s and Bluegreen’s directors and executive officers is also set forth in their respective filings with the SEC.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of such securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction.

Matters discussed in this report contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on various assumptions and involve substantial risks and uncertainties, including, without limitation, those relating to the merger, the potential benefits of the merger and the risk that the merger may not be consummated in accordance with the contemplated terms, including in the contemplated timeframe, or at all. These risks and uncertainties are not exclusive, and shareholders are referred to the other risks and uncertainties detailed in reports previously filed with the SEC.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 2.1	Agreement and Plan of Merger, dated as of November 11, 2011, by and among BFC Financial Corporation, BXG Florida, LLC and Bluegreen Corporation

Exhibit 99.1	Press release dated November 14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEGREEN CORPORATION

Date: November 14, 2011	By:	/S/ ANTHONY M. PULEO
Anthony M. Puleo, Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of November 11, 2011, by and among BFC Financial Corporation, BXG Florida, LLC and Bluegreen Corporation

99.1	Press release dated November 14, 2011